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                FORM 3
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                                                                                                              OMB APPROVAL
                                                                                                   --------------------------------
                                                                                                     OMB Number:           3235-0104
                                                                                                     Expires:  September 30, 1998
                                                                                                     Estimated average burden
                                                                                                     hours per response ....... 0.5.

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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
1.Name and Address of Reporting Person*  2. Date of Event Requiring Statement                5. Relationship of Reporting
                                            (Month/Day/Year)                                    Person to Issuer
   Kyle      Robert                         June 11, 2001                                      (Check all applicable)
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   (Last)   (First)   (Middle)           3. IRS Identifi-   4. Issuer Name and Ticker of      [X] Director  [ ] 10% Owner
                                            cation Number      Trading Symbol                 [X] Officer   [ ] Other
    c/o DirectPlacement, Inc.               of Reporting                                          (give title   (specify
    3655 Nobel Drive, Suite 540             Person, if an      PPI Capital Group, Inc.            below)        below)
---------------------------------------     entity             (PPIM.OB)                          Vice President, Secretary
        (Street)                            (voluntary)                                           and General Counsel
                                                                                                  ----------------------------
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San Diego,     CA      92122                                6. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                        Date of Original    (Check Applicable Line)
   (City)   (State)     (Zip)                                  (Month/Year)
                                                                                   [X] Form filed by One Reporting Person
                                                                                   [ ] Form filed by More than One Reporting Person
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                                       TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security    2.  Amount of Securities   3.  Ownership                  4. Nature of Indirect Beneficial Ownership
   (Instr.4)                Beneficially Owned         Form:  Direct                 (Instr. 5)
                            (Instr. 4)                 (D) or Indirect
                                                       (I) (Instr.)
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Common Stock, $.001 par
value per share                 384,375                     D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).


      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
          CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
               FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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                                                                          (Over)
                                                                 SEC 1473 (3-99)

FORM 3 (CONTINUED)
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         TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
1. Title of Derivative Security                           2.  Date Exercisable     3.  Title and Amount of Securities
   (Instr. 4)                                                 and                      Underlying Derivative Security
                                                              Expiration Date          (Instr. 4)
                                                              (Month/Day/Year)
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                                                          Date         Expira-                                    Amount or
                                                          Exer-        tion                                       Number of
                                                          cisable      Date            Title                      Shares
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Stock Options (right to buy)                              Immed.      5/31/05     Common Stock, par value         384,375
                                                                                  $.001 per share
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

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4.  Conversion    5.  Ownership Form   6. Nature of
    or                of Derivative       Indirect
    Exercise          Security;           Beneficial
    Price or          Direct (D) or       Ownership
    Derivative        Indirect (I)        (Instr. 5)
    Security          (Instr. 5)
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 $.80 per share            D
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Explanation of Reponses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                    /s/ Robert Kyle                     6/20/2001
                    -------------------------------     ---------
                    **Signature of Reporting Person     Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
       SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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